Registration File No. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                           MEDICAL NUTRITION USA, INC.
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                                       11-3686984
  (State or Other Jurisdiction of                         (I.R.S. Employer
   Incorporation or Organization)                        Identification No.)

                              10 West Forest Avenue
                           Englewood, New Jersey 07631
              (Address of Registrant's Principal Executive Offices)

                              AMENDED AND RESTATED
                       2003 OMNIBUS EQUITY INCENTIVE PLAN

                              GENDER SCIENCES, INC.
                       2000 LONG-TERM INCENTIVE STOCK PLAN
                            (Full Title of the Plans)

                                Francis A. Newman
                             Chief Executive Officer
                           Medical Nutrition USA, Inc.
                              10 West Forest Avenue
                           Englewood, New Jersey 07631
                                 (201) 569-1188
                     (Name and Address of Agent For Service)

                                 With a Copy to:

                             Thomas E. Hartman, Esq.
                               Foley & Lardner LLP
                         500 Woodward Avenue, Suite 2700
                             Detroit, Michigan 48226
                                 (313) 234-7100


                          ----------------------------

                                     CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
     Title Of Each Class            Amount       Proposed Maximum    Proposed Maximum        Amount
     Of Securities To Be             To Be        Offering Price    Aggregate Offering         Of
         Registered               Registered       Per Share (4)           Price        Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value   3,560,100 (1)         $4.00            $14,240,400        $1,524.00
---------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value     627,000 (2)         $4.00            $ 2,508,000         $ 268.00
---------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value     326,100 (3)         $4.00            $ 1,304,400         $ 140.00
---------------------------------------------------------------------------------------------------------
    Total                         4,513,200            ----             $18,052,800        $1,932.00
---------------------------------------------------------------------------------------------------------

(1) Consists of shares to be registered under the Amended and Restated 2003 Omnibus Equity Incentive Plan, which includes 1,000,000 shares issuable upon exercise of options or vesting of restricted stock available for grant under such Plan and 2,560,100 shares issuable upon exercise of options or vesting of restricted stock previously granted under such Plan.

(2) Consists of shares issuable upon exercise of options previously granted under the Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan.

(3) Consists of shares issued upon the exercise of options and upon the vesting of restricted stock granted under the Amended and Restated 2003 Omnibus Equity Incentive Plan and the Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan.

(4) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the $4.00 average of the high and low prices for Medical Nutrition USA, Inc. Common Stock on the OTC Bulletin Board on May 30, 2006.

                       -----------------------------------

     In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of common stock that may be offered or sold pursuant to the employee benefit plans described herein as a result of stock splits, stock dividends or similar transactions.

     Proposed sales to take place as soon as possible after the effective date of the Registration Statement with respect to shares offered pursuant to the reoffer prospectus, and as options granted under the plans and agreements are exercised and as restricted stock vests with respect to the remaining shares.

                       -----------------------------------

                                EXPLANATORY NOTE

     Medical Nutrition USA, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register an aggregate of 4,513,200 shares of our common stock, $0.001 par value per share, of which 326,100 shares have been issued as a result of the exercise of options, the granting of shares and the vesting of restricted stock, and for which the remainder are reserved for issuance upon exercise of options, the granting of shares or the vesting of restricted stock granted or to be granted under (1) our Amended and Restated 2003 Omnibus Equity Incentive Plan (the "2003 Plan") and (2) our Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan (the "2000 Plan").

     This Registration Statement also includes immediately following this Explanatory Note a prospectus (the "Reoffer Prospectus") prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The number of shares of common stock included in the Reoffer Prospectus represents the total number of shares of common stock acquired by the Selling Stockholders upon exercise of options or the vesting of restricted stock previously granted under the Amended and Restated 2003 Omnibus Equity Incentive Plan and the Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan, and does not necessarily represent a present intention to sell all such shares of common stock.

     The second part of this Registration Statement contains information required in accordance with the requirements of Part II of Form S-8.

                       -----------------------------------

                               REOFFER PROSPECTUS

                           MEDICAL NUTRITION USA, INC.

                         326,100 Shares of Common Stock

     This prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of up to an aggregate of 326,100 shares of our common stock (the "Shares") issued to them upon the exercise of options, the granting of shares or the vesting of restricted stock granted to them under our Amended and Restated 2003 Omnibus Equity Incentive Plan (the "2003 Plan") and our Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan (the "2000 Plan").

     The Selling Stockholders, or their permitted transferees, who are listed in the section of this prospectus entitled "Selling Stockholders," may offer any or all of the Shares owned by them that are covered by this prospectus for resale from time to time. We will not receive any proceeds from the sale of the Shares. We will pay all of the expenses associated with this prospectus. The Selling Stockholders will pay the other costs, such as brokerage commissions, if any, associated with the sale of the Shares.

     Our common stock is currently traded on the OTC Bulletin Board under the symbol MDNU.OB. On May 31, 2006, the closing price for our common stock on the OTC Bulletin Board was $4.00. You are urged to obtain current market quotations for our common stock before purchasing any of the Shares being offered for resale pursuant to this prospectus.

     Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 2, 2006.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary                                                           1
Risk Factors                                                                 3
Forward Looking Statements                                                   8
Use of Proceeds                                                              9
Selling Stockholders                                                         9
Plan of Distribution                                                        11
Legal Matters                                                               12
Experts                                                                     13
Where You Can Find Additional Information                                   13
Incorporation of Documents By Reference                                     13

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the front cover of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of the Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and the sale of our common stock in this offering by the Selling Stockholders, together with the other information contained in other parts of this prospectus and the documents which are incorporated herein by reference. You should also carefully consider the factors described under the heading "Risk Factors" on page 3. Throughout this prospectus we refer to Medical Nutrition USA, Inc. as "we," "us," "our" and "ours."

                                  Our Business

     We develop and distribute nutritional supplements for use in long-term care facilities, hospitals, dialysis clinics and bariatric surgery clinics. Some of our products are also sold through health food stores under private label or licensing agreements.

     During the past year, we have continued to implement our strategy to increase sales of our own branded products, primarily to nursing homes, nursing home distributors, dialysis clinics, bariatric surgery clinics and their patients. These products include Pro-Stat(R), an enzymatic hydrolyzed, liquid protein supplement used to treat unintended weight loss, malnutrition and pressure ulcers, and the pbs Nutritional Support System(R), a line of nutritional supplements used to treat the nutritional risks that often result from bariatric surgery.

     Our strategy includes increasing the number of our nursing homes, dialysis and bariatric surgery clinic customers who utilize our products through expansion of our sales force and through a network of consultant dietitians and sales representatives. We also use advertising and exhibitions at trade shows that focus on long-term care, dialysis and bariatric surgery. As a result of this strategy, sales of our branded products increased over 82% for the fiscal year ended January 31, 2006 compared to the prior fiscal year.

     In the past year, we have developed and successfully marketed a number of new products, including alternative formulations and packaging for our Pro-Stat(R) liquid protein supplement product. These new products have expanded the potential uses of Pro-Stat(R) to patients covered under Medicare Part B, those receiving supplements as a Med Pass item and dialysis patients who are covered under Medicaid.

     We believe that the success of our strategy will depend upon the quality and effectiveness of our products, our ability to establish brand name recognition for our products, our ability to continue to develop new products, as well as the ability of our management and sales force to implement and execute our strategy.

     We were incorporated in New Jersey in December 1981 under the name Medical Nutrition, Inc. In March 1990, we completed the initial public offering of our common stock and later changed our name to Gender Sciences, Inc. In 2003, we changed our name to Medical Nutrition USA, Inc. and reincorporated in the State of Delaware. Our principal executive offices are located at 10 West Forest Avenue, Englewood, New Jersey 07631. Our telephone number is (201) 569-1188. Our website is located at www.mdnu.com. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.

     "Medical Nutrition USA," "Pro-Stat," "Fiber-Stat" and "pbs Nutritional Support System" are our trademarks. This prospectus may also refer to trademarks and trade names of other companies and organizations, and these trademarks and trade names are the property of their respective owners.

                                  The Offering

Common stock offered by the Selling     326,100 shares
Stockholders in this offering

Common stock to be outstanding after    10,141,769 (1)
this offering

Use of proceeds                         We will not receive any proceeds from
                                        the sale of the Shares covered by this
                                        prospectus. However, we have already
                                        received the $18,750 aggregate exercise
                                        price of the options underlying the
                                        Shares that were issued to the Selling
                                        Stockholders and which are being
                                        registered for resale under this
                                        prospectus.

Common Stock OTC Bulletin Board         "MDNU.OB"
symbol

--------------
(1) Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 10,141,769 shares of our common stock outstanding as of May 26, 2006. All of the Shares to be sold by the Selling Stockholders pursuant to this prospectus were issued and outstanding on such date and are therefore included in that number. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no other rights to acquire our common stock are outstanding as of May 26, 2006.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in or accompanying this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

     We generate a significant amount of revenue from two customers.

     For the fiscal year ended January 31, 2006, two customers accounted for approximately 34% of our total revenue, as compared to 40% in the prior year. We do not have written agreements with these customers and, as a result, we do not know if these customers will continue to order our products, and if so, whether the orders will continue to be placed in amounts similar to the amounts these customers have historically purchased. If these customers stop purchasing our products or purchase them in significantly smaller quantities than they have in the past, our sales would materially decrease which could harm our business.

     We may not be able to implement our business strategy.

     Our strategy includes increasing the sales of our branded products and developing new products. We may encounter problems, delays and/or increased expenses implementing this strategy, including problems, delays and expenses that are beyond our control. These may include:

     o unanticipated costs and expenses related to marketing and branding our products;

     o unanticipated costs and expenses related to the acquisition or development of new products; and

     o    unanticipated competition.

     If we are unable to implement our strategy, our ability to sell products and generate revenue from product sales may be harmed or delayed.

     If we don't successfully manage our growth, we may suffer increased expenses without any corresponding increase in sales revenue.

     Our business is growing at a rapid rate. This growth may place a significant strain on our management, financial and other resources. It may also require us to increase expenditures before we generate corresponding revenues. Our ability to manage future growth, should it occur, will depend upon our ability to identify, attract, motivate, train and retain skilled managerial, financial, business development, sales and marketing and other personnel. Competition for these employees is intense. Moreover, our growth will require us to integrate and manage an increasing number of employees. We may not be able to implement successfully and maintain our operational and financial systems or otherwise adapt to growth. Any failure to manage growth, if attained, could have a negative impact on our financial condition and operations, which may cause our stock price to decline.

     We are dependent on a limited number of sources of supply for many of our products. If there is an interruption in supply of any of our products, our sales may suffer.

     We are dependent on a limited number of sources of supply for many of our products. We cannot guarantee that our third party suppliers will be able to provide adequate supplies of products in a timely fashion. If we are unable to renew or extend an agreement with a third party supplier, if an existing agreement is terminated or if a third party supplier otherwise cannot meet our need for a product, we may not be able to obtain an alternative source of supply in a timely manner, or at all. As a result, we may be unable to continue to market the affected product as planned and could be required to abandon or divest ourselves of this product line altogether.

     We may need additional financing. If we are unable to obtain any needed additional financing, we may be unable to implement our business strategy.

     Although we believe that we have sufficient cash on hand to fully implement our business strategy for our 2007 fiscal year, our future capital requirements will depend on many factors, including:

     o    the cost of our sales and marketing activities;

     o    the cost of educational programs for our markets;

     o    competing product and market developments;

     o    the cost of developing new products;

     o    the cost of expanding our operations; and

     o    our ability to generate positive cash flow from sales.

     If needed, additional financing may not be available on acceptable terms, if at all. If additional funds are needed, but not available, we might be required to curtail significantly or defer one or more of our marketing programs or to limit or postpone obtaining or developing new products. If we raise additional funds through the issuance of equity securities, the percentage ownership of our then-current securityholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of additional debt securities, these new securities would have certain rights, preferences and privileges senior to those of the holders of our common stock, and the terms of these debt securities could impose restrictions on our operations.

     If we are unable to maintain our existing proprietary rights or to obtain new proprietary rights, our competitive position could be harmed.

     We believe that the trademarks, trade secrets, copyrights and other proprietary rights that we own or license will continue to contribute to our success and competitive position. While some of our products incorporate patented uses, most of our business is not protected by patents. Nevertheless, if we fail to maintain our existing rights or cannot develop additional rights in the future, our competitive position may be harmed.

     We continue to take the actions that we believe are necessary to protect our proprietary rights, but we may not be successful in doing so, or we may be unable to do so on commercially reasonable terms. Our trademarks and the products we offer may also conflict with or infringe upon the proprietary rights of third parties, many of whom have far greater resources to prosecute or defend intellectual property litigation. If we have to prosecute or defend any such litigation or face challenges to our proprietary rights, our financial condition and business could be harmed.

Risks Related to Our Industry

     We face significant competition in our industry, and most of our competitors have substantially greater resources than we do.

     Competition in the nutritional supplement industry consists of established companies that sell branded products that have achieved a high level of customer awareness. Nearly all of our competitors and potential competitors have substantially greater financial resources, more extensive business experience and more personnel than we do. Our ability to compete will depend on the timeliness of the development of our products and our ability to market our products effectively. If a larger company with significant financial resources were to compete directly with us in particular market segments, we cannot assure you that we would be able to compete successfully with such a competitor or operate profitably under those circumstances.

     We may be exposed to product liability claims not covered by insurance.

     Our business involves exposure to product liability risks that are inherent in the production, manufacture and distribution of nutritional products. Although we believe that we currently carry and intend to maintain a comprehensive multi-peril liability package, we cannot guarantee that this insurance will be sufficient to cover all possible liabilities or that we will be able to secure additional coverage as the commercialization of our products increases. A successful suit against us could negatively impact our business and financial condition if the amounts involved are material.

     Our products are subject to significant government regulation.

     Certain of our products and potential products are or will be subject to government regulation. Our current products are regulated by the Food and Drug Administration (the "FDA") and are subject to labeling requirements, good manufacturing practice regulations and certain other regulations designed to ensure the safety of the products.

     Claims we make in labeling and advertising our products are also subject to regulation by the FDA, as well as the Federal Trade Commission, the Consumer Product Safety Commission and various state agencies under their general authority to prevent false, misleading and deceptive trade practices. Although we believe that we are in compliance with all existing regulations, we remain subject to the risk that our products or marketing systems could be found not to be in compliance with applicable laws or regulations. Failure to comply with such requirements can result in adverse regulatory action, including injunctions, civil or criminal penalties, product recalls or the relabeling, reformulation or possible termination of certain products, any of which could negatively affect our business.

     In addition, our current and potential products may become subject to further regulation in the future. The burden of such regulation could add materially to the costs and risks of our development and marketing efforts. We cannot guaranty that we will be able to obtain any required approvals or comply with any new regulations if our products become subject to additional governmental regulation in the future.

Risks Related to an Investment in Our Securities

     The market price of our common stock could be volatile and your investment could suffer a decline in value.

     There has been a very limited public market for our common stock, and we do not know whether investor interest in our business will lead to the development of a more active trading market in the future. Furthermore, in recent years the stock market in general, and the shares of healthcare product companies in particular, have experienced price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. As a result, the market price for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

     o quarterly variations in operating results and overall financial condition;

     o    economic and political developments affecting the economy as a whole;

     o    short-selling programs;

     o    the stock market's perception of our industry as a whole;

     o    product innovations by others;

     o    proprietary rights disputes or litigation; and

     o sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

     These broad market fluctuations may cause a reduction in the price of our common stock.

     Historically we have had a small public float, which has resulted in a thin trading market for our shares.

     Until recently, the public float of our common stock has been small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares. Trading volume on any single day has seldom exceeded 1,000 shares. The effects of limited trading volume often results in a high degree of volatility in our stock price. In the twelve month period ended May 25, 2006, the high and the low bid price for shares of our common stock as quoted on the OTC Bulletin Board ranged from $5.03 to $2.46. Nevertheless, since February 19, 2006, we have issued more than 5,383,526 additional shares of our common stock upon the exercise of our Class A and Class B Warrants, which expired in accordance with their terms on April 14, 2006. The issuance of these shares could have a material impact on our historical liquidity and volatile stock price. However, we cannot predict the impact the exercise of the Class A and Class B Warrants will have on the trading of our common stock, and our limited liquidity and volatile stock price could continue in the future.

     The application of the "penny stock" rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

     As long as the trading price of our common shares is below $5 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission ("SEC") relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities. These and other factors may make it difficult for our securityholders to sell their shares in the open market if and when eligible to do so.

     We are controlled by a limited number of securityholders.

     As of May 25, 2006, our directors, officers and principal shareholders owned beneficially approximately 70% of our outstanding common stock. As a result, such securityholders have the ability to effectively control the election of our entire board of directors and our affairs in general, including all fundamental corporate transactions such as mergers, consolidations and the sale of substantially all of our assets.

     Our certificate of incorporation authorizes our board of directors to issue shares of preferred stock.

     Our authorized capital includes 5,000,000 shares of preferred stock, none of which are issued or outstanding. Our board of directors, without additional securityholder approval, has the power to issue any or all of these authorized but unissued shares and to establish the rights, preferences and privileges of our preferred stock.

     We do not intend to pay cash dividends.

     We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

     We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for our current fiscal year, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

     o    a significant amount of our revenue is derived from two customers;

     o    unanticipated costs and expenses related to our marketing plan;

     o    our inability to implement our business strategy;

     o    our inability to manage our growth;

     o our ability to identify alternative sources of supply for our products;

     o the uncertainties associated with obtaining and enforcing proprietary rights important to our business;

     o    competition from other products;

     o    failure to obtain market acceptance; and

     o the uncertainty of the timing of product introductions and of sales growth.

     You should read this prospectus and the Registration Statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Shares covered by this prospectus. However, we have already received the $18,750 aggregate exercise price of the options underlying the Shares that were issued to the Selling Stockholders and which are being registered for resale hereunder.

                              SELLING STOCKHOLDERS

     The following table provides certain information with respect to the Selling Stockholders' beneficial ownership of our common stock as of May 26, 2006, and as adjusted to give effect to the sale of all of the Shares offered by this prospectus. Except as otherwise indicated, the number of Shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under this rule, each Selling Stockholder is deemed to beneficially own the number of Shares issuable upon (a) the exercise or conversion of warrants, options or other convertible securities, or (b) the vesting of restricted stock, that each such Selling Stockholder holds that are exercisable, convertible or which vest within 60 days from the date of this prospectus. However, for purposes of presentation, we have included the full amount of the Shares being registered by this prospectus and which underlie options and restricted stock in the number of Shares beneficially owned by the individuals holding the options and restricted stock, even though such options or restricted stock may not be exercisable or may not vest within 60 days. Additionally, for purposes of presentation, it is assumed that the Selling Stockholders will exercise all of such options, convert all of such convertible securities and that all of such restricted stock will vest, and then resell all of the Shares received as a consequence of their exercise, conversion or vesting. Unless otherwise indicated, each of the Selling Stockholders possesses sole voting and investment power with respect to the securities shown. Percentage of beneficial ownership is based on 10,141,769 shares of our common stock outstanding as of May 26, 2006.

                                   OWNERSHIP                SHARES              OWNERSHIP
                             PRIOR TO OFFERING (1)    BEING OFFERED (2)      AFTER OFFERING
Selling Stockholder             Shares        %             Number          Shares          %
-------------------             ------       ---            ------          ------         ---
Francis A. Newman (3)         2,641,929     22.8%           250,000       2,391,929       20.7%
Arnold Gans (4)               1,366,404     12.0%            41,000       1,325,404       11.7%
Myra Gans (5)                 1,366,404     12.0%            41,000       1,325,404       11.7%
Lawrence Burstein (6)           488,554      4.8%            25,000         463,554        4.5%
Suzanne Vantine (7)              35,300       *                 100          35,200         *
Carlos Melgar (8)                 2,500       *               2,500              --         *
Cindy Gianotti (8)                2,500       *               2,500              --         *
Helen Belevan (8)                 2,500       *               2,500              --         *
Jimmy Smith (8)                   2,500       *               2,500              --         *

Total                         4,542,187     35.0%           326,100       4,216,087       32.5%

---------------
*    Less than 1%.

(1)  Includes Shares covered by this prospectus.

(2) Assumes that the Selling Stockholders dispose of all of their Shares covered by this prospectus, that they do not dispose of any securities owned by them, but not covered by this prospectus, and that they do not acquire any additional securities.

(3) Consists of (a) 1,203,263 shares of common stock, which total includes 250,000 shares of common stock granted to Mr. Newman pursuant to the 2003 Plan, (b) 612,000 shares of common stock issuable upon the exercise of options, and (c) 826,666 shares of common stock issuable upon the conversion of certain convertible promissory notes held by Mr. Newman. Mr. Newman is our Chairman and Chief Executive Officer.

(4) Consists of (a) 144,601 shares of common stock jointly owned with his wife, Ms. Myra Gans, which total includes 41,000 shares of common stock granted jointly to Mr. Gans and Ms. Gans pursuant to the 2003 Plan, and (b) 701,902 shares of common stock issuable upon the exercise of options, which total includes 82,000 shares of common stock issuable upon the exercise of options that were granted jointly to Mr. Gans and Ms. Gans, as well as 519,901 shares of common stock issuable upon the exercise of options beneficially held by Ms. Gans. Mr. Gans is our President.

(5) Consists of (a) 144,601 shares of common stock jointly owned with her husband, Mr. Arnold Gans, which total includes 41,000 shares of common stock granted jointly to Ms. Gans and Mr. Gans pursuant to the 2003 Plan, and (b) 519,901 shares of common stock issuable upon the exercise of options, as well as 701,902 shares of common stock issuable upon the exercise of options beneficially held by Mr. Gans, which total includes 82,000 shares of common stock issuable upon the exercise of options that were granted jointly to Ms. Gans and Mr. Gans. Ms. Gans is our Executive Vice President and Secretary.

(6) Consists of (a) 111,154 shares of common stock owned directly, (b) 30,000 shares of common stock beneficially owned by his wife, Ms. Leslie Slutsky,
     (c) 212,200 shares of common stock beneficially held by Unity Venture Capital Associates Ltd. ("Unity"), (d) 36,000 shares of common stock issuable upon the exercise of options beneficially held by Unity, (e) 62,000 shares of common stock issuable upon the conversion of certain convertible promissory notes held by Mr. Burstein, and (f) 37,200 shares of common stock issuable upon the conversion of certain convertible promissory notes beneficially held by Ms. Slutsky. Mr. Burstein is the president and the principal shareholder of Unity, and consequently has voting control and investment discretion over the Shares held by Unity. Mr. Burstein is a former director.

(7)  Consists of (a) 100 shares of common stock granted under the 2003 Plan and
     (b) 35,200 shares of common stock issuable upon the exercise of options.

(8) Consists of shares of common stock granted to our employees under the 2003 Plan.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the common stock may be effected directly to purchasers by the Selling Stockholders, or by any donee, pledgee or transferee of the Selling Stockholders as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions by any legally available means, including:

     o    block trades;

     o    in the over-the-counter market;

     o on any stock exchange on which the shares of common stock may be listed at the time of sale;

     o    in negotiated transactions;

     o through the writing of put or call options relating to the common stock;

     o entering into hedging transactions with broker-dealers, and the broker-dealers may in turn engage in short sales of the shares as part of establishing and maintaining the hedge positions they entered into with the Selling Stockholders;

     o entering into option or loan transactions that require the Selling Stockholder to deliver shares to a broker-dealer which may then resell or otherwise transfer the shares pursuant to this prospectus to cover the broker-dealer's own short sales of the shares or to cover short sales of the shares by customers of the broker-dealer;

     o engaging in short sales of the common stock and delivering shares to cover such short positions;

     o the pledging of common stock to a broker-dealer and upon the default by the Selling Stockholder on the pledge the broker-dealer may sell the pledged shares in accordance with this prospectus; or

     o    through a combination of these methods of sale.

     Any of these transactions may be effected:

     o    at market prices prevailing at the time of sale;

     o    at prices related to the prevailing market prices;

     o    at varying prices determined at the time of sale; or

     o    at negotiated or fixed prices.

     The sale or distribution of common stock under this prospectus will be made in compliance with the applicable provisions of NASD Conduct Rule 2720. If the Selling Stockholders effect transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or purchasers. These discounts, concessions or commissions may be in excess of those customary for the types of transactions involved.

     The Selling Stockholders and any broker, dealer or agent that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Selling Stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

     This offering is self-underwritten. Neither we nor the Selling Stockholders have employed an underwriter for the sale of common stock by the Selling Stockholders. We will bear all expenses in connection with the preparation of this prospectus. The Selling Stockholders are responsible for any costs, expenses and fees related to the offer and sale of the common stock to the public, including brokerage commissions, fees and discounts of underwriters, brokers, dealers and agents. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them under this prospectus or otherwise.

     At the time a Selling Stockholder makes an offer to sell Shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of Shares being offered and the terms of the offering.

     We have not registered or qualified offers and sales of the Shares under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the Selling Stockholders will offer and sell their Shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Stockholders may not offer or sell Shares unless we have registered or qualified such Shares for sale in such states or we have complied with an available exemption from registration or qualification.

     We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934, as amended, may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

                                  LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon by Foley & Lardner LLP, Detroit, Michigan.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended January 31, 2006, have been audited by Goldstein & Ganz, P.C., an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Goldstein & Ganz, P.C. given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-8, including exhibits, under the Securities Act of 1933, as amended, with respect to the Shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the Shares of our common stock to be sold in this offering, please refer to the registration statement.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file and furnish to our securityholders annual reports containing financial statements audited by our independent auditors. We also make available to our securityholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year as well as proxy statements and other information required to be filed with the SEC.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the SEC, including our registration statement, are also available to you on the SEC's website, located at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

     o our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006;

     o our Current Report on Form 8-K filed with the Commission on April 28, 2006;

     o our Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on May 3, 2006;

     o our Current Report on Form 8-K filed with the Commission on May 16, 2006;

     o our Current Report on Form 8-K filed with the Commission on May 16, 2006;

     o our Proxy Statement dated May 9, 2006 relating to our annual meeting of stockholders to be held on June 7, 2006; and

     o The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on March 12, 1990, and any amendments or reports filed to update the description.

     These reports and documents may be accessed through the "Investor Relations" portion of our website, located at http://www.pro-stat.info. If you would like a copy of any of these reports and documents, at no cost, please write or call us at Medical Nutrition USA, Inc., 10 West Forest Avenue, Englewood, New Jersey 07631, Attn: Corporate Secretary, Telephone: (201) 569-1188.

     You should only rely upon the information included in or with, or incorporated by reference into, this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or with, or incorporated by reference into, this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     Not filed as part of this Registration Statement as permitted by the Note to Part I of Form S-8. The documents containing the information specified in this item have been or will be sent or given to participants in the Amended and Restated 2003 Omnibus Equity Incentive Plan and the Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents are not being filed with the Securities and Exchange Commission (the "Commission"), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

     Medical Nutrition USA, Inc. ("we," "us," "our" or the "Registrant") will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Medical Nutrition USA, Inc., 10 West Forest Avenue, Englewood, New Jersey 07631, Attention: Investor Relations. Telephone:
(201) 569-1188.

                         ------------------------------

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by the Registrant are hereby incorporated herein by reference:

     1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006, filed on April 24, 2006.

     2. The Registrant's Current Report on Form 8-K filed with the Commission on April 28, 2006.

     3. The Registrant's Current Report on Form 8-K/A (Amendment No. 1) filed with the Commission on May 3, 2006.

     4. The Registrant's Current Report on Form 8-K filed with the Commission on May 16, 2006.

     5. The Registrant's Current Report on Form 8-K filed with the Commission on May 16, 2006.

     6. The Registrant's Proxy Statement dated May 9, 2006 relating to its annual meeting of stockholders to be held on June 7, 2006.

     7. The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on March 12, 1990, and any amendments or reports filed to update the description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     These reports and documents may be accessed through the "Investor Relations" portion of the Registrant's website, located at http://www.pro-stat.info. If you would like a copy of any of these reports and documents, at no cost, please write or call the Registrant at Medical Nutrition USA, Inc., 10 West Forest Avenue, Englewood, New Jersey 07631, Attn: Corporate Secretary, Telephone: (201) 569-1188.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Under the provisions of Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys' fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

     In accordance with the DGCL, the Registrant's Certificate of Incorporation contains a provision to limit the personal liability of the directors to the fullest extent permitted by the DGCL. The effect of this provision is to eliminate each director's liability to the Registrant or its stockholders for violations of their fiduciary duty to the Registrant, except (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. Such provision eliminates the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     The Registrant's Certificate of Incorporation also provides mandatory indemnification for the benefit of our directors, officers, employees and agents, in each instance to the fullest extent permitted by the DGCL.

     The Registrant maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of New Jersey, on this 2nd day of June, 2006.

                                      MEDICAL NUTRITION USA, INC.


                                      By: /s/ FRANCIS A. NEWMAN
                                          ------------------------------
                                          Francis A. Newman
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Francis A. Newman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Signature                            Title                             Date
         ---------                            -----                             ----
/s/ FRANCIS A. NEWMAN           Chief Executive Officer (principal          June 2, 2006
---------------------------     executive officer) and Director
Francis A. Newman

/s/ JEFFREY JANCO               Principal Accounting Officer (principal     June 2, 2006
---------------------------     financial officer)
Jeffrey Janco

/s/ ANDREW HOROWITZ             Director                                    June 2, 2006
---------------------------
Andrew Horowitz

/s/ MARK H. ROSENBERG           Director                                    June 2, 2006
-------------------- ------
Mark H. Rosenberg

/s/ BERNARD KORMAN              Director                                    June 2, 2006
---------------------------
Bernard Korman

                                  EXHIBIT INDEX
                                  -------------

Exhibit
Number    Exhibit Description
------    -------------------

(4.1) Amended and Restated 2003 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Materials for the annual meeting of shareholders of the Registrant held on June 9, 2004).

(4.2) Amendment No. 1 to Amended and Restated 2003 Omnibus Equity Incentive Plan (filed herewith).

(4.3) Form of Stock Option Award Agreement under the Amended and Restated 2003 Equity Incentive Plan (filed herewith).

(4.4) Gender Sciences, Inc. 2000 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Materials for the annual meeting of shareholders of the Registrant held on October 19, 2000).

(4.5) Certificate of Incorporation of Medical Nutrition USA, Inc. dated March 23, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-KSB for the year ended January 31, 2005).

(4.6) Bylaws of Medical Nutrition USA, Inc. as adopted March 7, 2003 (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-KSB for the year ended January 31, 2005).

(5.1)     Opinion of Foley & Lardner LLP (filed herewith).

(23.1)    Consent of Goldstein & Ganz P.C. (filed herewith).

(23.2)    Consent of Foley & Lardner (contained in Exhibit (5)).

(24.1)    Power of Attorney (contained on the signature page hereto).

                                       E-1